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EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Schedule 13D (including amendments thereto) with respect to the common stock of America First Apartment Investors, Inc. and further agree that this Joint Filing Agreement be included as an exhibit to such joint filing.

Dated: August 15, 2007

ROCA Real Estate Securities Fund, L.P.

By:	ROCA Advisors, L.P., its general partner

	By:	ROCA Advisors-GP, LLC, its general partner

		By:	/s/ Harold Hofer
		Name:	Harold Hofer
		Title:	Managing Member

ROCA Advisors, L.P.

By:	ROCA Advisors-GP, LLC, its general partner

	By:	/s/ Harold Hofer
	Name:	Harold Hofer
	Title:	Managing Member

ROCA Advisors-GP, LLC

By:	/s/ Harold Hofer
Name:	Harold Hofer
Title:	Managing Member